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                                                                 EXHIBIT 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors and Stockholders
Daleen Technologies, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-74234) on Form S-8 and in the registration statement (No. 333-60884) on Form S-3/A of Daleen Technologies, Inc. of our report dated January 30, 2003 relating to the consolidated balance sheets of Daleen Technologies, Inc. and Subsidiaries (the Company) as of December 31, 2001 and 2002, and the related consolidated statements of operations, stockholders' (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, which report appears in the December 31, 2002 annual report on Form 10-K of Daleen Technologies, Inc.

Our report dated January 30, 2003 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has an accumulated deficit of $210.9 million at December 31, 2002. These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in note 1(m) to the consolidated financial statements, Daleen Technologies, Inc. and Subsidiaries adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets in 2002.



/s/ KPMG LLP



Miami,Florida
March 28, 2003